Exhibit 10.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. REDACTED MATERIAL IS MARKED WITH A [***].

Cooperation Agreement

Part A: Jiangsu Austin Optronics Technology Co., Ltd.

（Including the newly established polarizer cutting and processing company in Chengdu，hereinafter referred to as Party A）

Party B: Shanghai Inabata Trading Co., Ltd.（hereinafter referred to as Party B）

In order to better carry out the diaphragm supply and related business of CEC, based on friendly negotiation, both parties agreed to cooperate on the polarizer cutting business in Chengdu (this project below). The first cooperation period is five years. If the cooperation is no longer continued after the expiration of the cooperation period, the other party must be notified in writing 3 months in advance. If there is no notice, the cooperation will automatically continue for one year. In addition, the two parties reached an agreement on the following matters.

1.	Party B lends main production equipment to Party A free of charge, see supplementary ①.

2.	Party A invests in land, plants, construction and fitting, environment, and other auxiliary equipment and facilities other than 1 above, and party A is responsible for daily operation and production.

3.	Party A agrees to purchase all original rolls of polarizer from Party B, and all processed polarizer products supplied to Chengdu CEC are also sold through Party B.

Party A agrees to purchase all original rolls of polarizer from Party B, and all processed polarizer products supplied to Chengdu CEC are also sold through Party B. The payment for the original rolls of polarizers supplied by Party B to Party A shall be settled at the end of each month, and payment shall be made within 60 days from the end of the month. The payment for processed polarizers provided by Party A to Party B shall be settled at the end of each month, and payment shall be made within 30 days from the end of the month. The monthly payment for goods from Party B to Party A shall be made by Party B after confirming receipt of the original rolls of polarizer from Party A.

4.	Regarding the cutting cost of Party A, the sales price of the processed polarizer supplied by Party A to Party B shall be used as the calculation basis, and shall be calculated as follows：

1, From July 2018 to June 2019, [***] of the processing price of the polarizer sold by Party A to Party B.

2, From June 2019 to June 2020, [***] of the processing price of the polarizer sold by Party A to Party B.

3, Starting from July 2020, [***] of the processing price of the polarizer sold by Party A to Party B.

5.	When Party A’s new factory is established, Party B shall provide technical personnel from Sumitomo Chemical freely and make it permanent in Party A’s new factory. Note: In the initial stage of mass production of the new factory (half a year, but not limited to half a year), the goal of technical instructors and implementation of technical guidance is to guide and assist the production capacity (equipment and process utilization capacity) to meet the standards, and the quality indicators to meet user needs.

6.	Regarding the handling principles of the defective rate of the polarizer:
●	Party B shall bear the responsibility for defection caused by the original roll. Party B will assume responsibility in the form of adjusting the subsequent transaction price.
●	Party A basically bears the responsibility for defection caused by the cutting process. Special circumstances (when the defective rate exceeds l%) shall be handled by both parties through negotiation.

7.	If a violation of the provisions of this agreement is found, both parties can terminate this cooperation agreement according to the agreement.

both parties hold one copy of the above cooperation agreements.

September 22, 2017

Jiangsu Austin Optronics Technology Co., Ltd (stamp)

September 18, 2017

Shanghai Inabata Trading Co., Ltd. (stamp)